Exhibit 99.1

BIOCRYST PHARMACEUTICALS ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Research Triangle Park, North Carolina – October 11, 2011 – BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced the election of George B. Abercrombie to the Company’s board of directors, effective October 10, 2011.

The Company also announced today that Stephen R. Biggar, M.D., Ph.D., has stepped down from the board, effective October 10, 2011.

Mr. Abercrombie has over 30 years of experience as a business leader in the pharmaceutical industry. He most recently served from 2001 to 2009 as the President and Chief Executive Officer of Hoffmann-La Roche Inc., where he was responsible leading operations in both the U.S. and Canada. During his tenure, Mr. Abercrombie also served as a member of the Roche Pharmaceutical Executive Committee, which was responsible for developing and implementing global strategy for the Pharmaceuticals Division. In 1993, Mr. Abercrombie joined Glaxo Wellcome Inc. as Vice President and General Manager of the Glaxo Pharmaceuticals Division, and was later promoted to Senior Vice President, U.S. Commercial Operations. Prior to joining Glaxo, he spent over ten years at Merck & Co., Inc., where he gained experience in sales and marketing, executive sales management and business development. Mr. Abercrombie began his career as a pharmacist after receiving a bachelor’s degree in pharmacy from the University of North Carolina at Chapel Hill, and later earned an MBA from Harvard University.

Mr. Abercrombie currently serves as a member of the Board of Directors of Tranzyme Pharma and as Chairman of the Board of Brickell Biotech. Additionally, he is a member of the Board of Directors of Project HOPE and a Senior Scholar at Duke University’s Fuqua School of Business. He previously served on the Executive Committee and Board of Directors of the Pharmaceutical Research & Manufacturers of America (PhRMA), as well as on the Board of the Johns Hopkins School of Hygiene and Public Health.

“George possesses a breadth of development and commercial experience in the pharmaceutical industry, as well as a global perspective, which has translated into solid business results throughout his career. As the company advances its late-stage assets, the BioCryst team and its Board of Directors should benefit from George’s expertise and guidance, and we look forward to his contributions,” said Zola P. Horovitz, Ph.D., Chairman of the Board of BioCryst. “Over the past six years, Dr. Biggar has provided valuable insights to the BioCryst team regarding its clinical and business strategy. We appreciate his long-standing commitment to the organization, and we wish him continued success in his other endeavors.”

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small-molecule pharmaceuticals that block key enzymes involved in infectious diseases, inflammatory diseases and cancer. BioCryst currently has three novel late-stage compounds: peramivir, a neuraminidase inhibitor for the treatment of influenza, BCX4208, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout, and forodesine, an orally-available PNP inhibitor for hematological malignancies. Utilizing crystallography and structure-based drug design, BioCryst continues to discover additional compounds and to progress others through pre-clinical and early development to address the unmet medical needs of patients and physicians. For more information, please visit the Company’s website at www.biocryst.com.

This press release contains forward-looking statements, including statements regarding future results and achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Please refer to the documents BioCryst files periodically with the SEC and located at http://investor.shareholder.com/biocryst/sec.cfm.

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CONTACT:	Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910 (investors)
Catherine Collier Kyroulis, WCG, +1-212-301-7174 (media)